Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement (the "First Amendment") is made and entered into as of the 24th day of May, 2017 (the "Effective Date") by and between Daniel R. Lee (the "Executive") and Full House Resorts, Inc., a Delaware corporation (the "Company").

    WHEREAS, the Executive and the Company entered into an Employment Agreement dated November 28, 2014 (the "Employment Agreement"); Capitalized term used herein and not otherwise defined shall have the meanings given such terms in the Employment Agreement.

WHEREAS, the Executive and the Company desire to amend the Employment Agreement to reflect certain agreements between the parties as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1. Amendment to Article 1, Section 1.2 Term. Section 1.2 of the Employment Agreement is hereby amended to provide that the Term shall continue in force until November 30, 2020.

2. Amendment to Article 3, Section 3.1 Salary. Section 3.1 of the Employment Agreement is hereby amended to provide that effective as of January 1, 2017, and for periods thereafter until December 1, 2018, the Base Salary shall be $450,000 per year; and effective as of December 1, 2018, through the end of the Term, the Base Salary shall be $500,000 per year.

3. Amendment to Article 3, Section 3.2 Bonus. Section 3.2 of the Employment Agreement is hereby deleted and the following substituted therefor:

For the period commencing January 1, 2017, through and including November 30, 2020, Executive shall be eligible to participate in an annual bonus program to be established by the Board or its Compensation Committee based on the performance of the Company and Executive. The bonus program will provide for one or more annual performance targets by which the participants will be measured and compensated. With respect to Executive, his performance targets will be set by the Compensation Committee after consultation with Executive. His target bonus award will be 30% of his annual salary, proportioned for each performance target. Maximum and threshold levels will also be set for each performance target by the Compensation Committee, with the maximum bonus award set at 45% of Executive's Base Salary, and the threshold bonus award set at 15% of Executive's Base Salary, also proportioned for each performance target. Performance levels below the threshold as to any performance target will result in no bonus award with respect to such performance target. Payment of any bonuses under the bonus program, to the extent any annual bonuses become payable, will be contingent upon Executive's continued employment through the applicable payment date (except with respect to any bonus payable for the last year of the Term, as to which continued employment through November, 2020, only shall be required), which shall occur on the date on which annual bonuses are paid generally to the Company's senior executives (except with respect to any bonus payable for the last year of the Term, as to which payment shall occur on or before March 15, 2021).

4. Amendment to Article 3, Section 3.3 Stock Option. Section 3.3 of the Employment Agreement is hereby amended to add the following language:

On the Effective Date of the First Amendment, Company shall grant Executive a nonqualified stock option to purchase 240,000 shares of Company's common stock pursuant to Company's 2015 Equity Incentive Plan (as amended from time to time, the "2015 Plan"), the vesting period of which shall commence one month following November 30, 2018 (the "Vesting Commencement Date"), at an exercise price per share equal to the closing price per share of Company's common stock on the grant date (the "Second Stock Option"). The terms and conditions of the Second Stock Option shall be set forth in a separate option agreement in a form prescribed by Company (the "Second Option Agreement").

5. Amendment to Article 6, Section 6.5.3(a) and 6.5.3(b) Termination Without Cause or Termination by Executive for Good Reason. Section 6.5.3(a) and 6.5.3(b) are hereby deleted and the following substituted therefor:

(a)
Cash Severance. Executive shall be entitled to receive an amount equal to the greater of (i) the Base Salary to which Executive would have become entitled had Executive remained employed with Company from the Termination Date through November 30, 2020, and (ii) one (1) year's Base Salary (the "Severance"), payable in substantially equal installments in accordance with Company's normal payroll procedures during the period commencing on the date of Executive's "separation from service" from Company (within the meaning of Section 409A (as defined below) (a "Separation from Service") and ending on November 30, 2020; provided, that no Severance payments shall be made prior to the first payroll date occurring on or after the sixtieth (60th) day following the date of such Separation from Service (such payroll date, the "First Payroll Date") (with amounts otherwise payable prior to the First Payroll Date paid on the First Payroll Date without interest thereon); provided, further, that if a Change in Control that constitutes a "change in control event" within the meaning of Section 409A occurs within six (6) months before the Termination Date, the amounts payable under this Section 6.5.3(a) shall be paid in a lump-sum on the First Payroll Date.

(b)
Benefits. Executive will also be entitled to receive health benefits coverage for Executive and his dependents, and life and disability insurance coverage for Executive, under the same or comparable plan(s) or arrangement(s) under which Executive and his dependents were covered immediately before his termination of employment. Such health benefits and insurance coverage shall be paid for by Company to the same extent as if Executive were still employed by Company, and Executive will be required to make such payments as Executive would be required to make if Executive were still employed by Company. The benefits provided under this Section 6.5.3(b) shall continue until the earlier of (i) later of (1) November 30, 2020, and (2) the first anniversary of the Termination Date, and (ii) the date Executive becomes covered under any other group health plan or group disability plan (as the case may be) not maintained by Company or any of its

Subsidiaries; provided, however, that if such other group health plan excludes any pre-existing condition that Executive or Executive's dependents may have when coverage under such group health plan would otherwise begin, coverage under this Section 6.5.3(b) shall continue (but not beyond the period described in clause (i)(1) of this sentence) with respect to such pre-existing condition until such exclusion under such other group health plan lapses or expires. In the event Executive is required to make an election under Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended (commonly known as COBRA) to qualify for the benefits described in this Section 6.5.3(b), the obligations of Company and its Subsidiaries under this Section 6.5.3(b) shall be conditioned upon Executive's timely making such an election. Notwithstanding anything to the contrary contained herein, if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (ii) Company is otherwise unable to continue to cover Executive under its group health plans pursuant to their terms or without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof). In addition, Company shall continue to maintain each Insurance Policy until the earlier of (x) November 30, 2020, and (y) the first anniversary of the Termination Date.

6. Amendment to Article 9, Section 9.3 Entire Agreement. Section 9.3 is hereby amended to provide that the Employment Agreement, the Stock Option Agreement and the Second Stock Option Agreement constitute the total and complete agreement of the parties and supersedes all prior and contemporaneous understandings and agreements heretofore made, and there are no other representations, understandings or agreements.

7. Amendment to Article 9, Section 9.11 Notices. Section 9.11 is hereby amended to delete the provision for a copy of notice to the Company to be sent to Steven Stokdyk of the law firm of Latham and Watkins LLP, and substitute the following therefor:

Michael J. Bonner
Greenberg Traurig, LLP
3773 Howard Hughes Parkway, Suite 400 North
Las Vegas, NV 89169
Telephone: 702.792.3773
Facsimile: 702.792.9002

8. Payment of New Base Salary; Retroactive Pay and Signing Bonus. Beginning with the first pay period commencing after the Effective Date of this First Amendment, Executive shall begin receiving Base Salary at the increased rate of $450,000 per year. In addition, at the end of such pay period, Executive shall receive from Company an amount equal to the unpaid portion of the increase in Base Salary effective as of January 1, 2017 through the last day of such pay period, and a signing bonus equal to one twelfth (1/12) of the increase in Base Salary, which equals $8,333.33.

9. Effect of Amendment. Except as set forth in this First Amendment, the Employment Agreement is unaffected and shall continue in full force and effect in accordance with its terms. Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Agreement are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment. In the event of any conflict between this First Amendment and the Agreement, the terms of this First Amendment will prevail.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FULL HOUSE RESORTS, INC.

By:	/s/ Carl Braunlich
Name:	Carl Braunlich
Title:	Vice Chairman

EXECUTIVE

/s/ Daniel R. Lee
Daniel R. Lee